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                                                                   EXHIBIT 10.42


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YOU ARE STRONGLY ENCOURAGED TO READ THIS DOCUMENT CAREFULLY AND TO CONSULT WITH
AN ATTORNEY BEFORE EXECUTING THIS DOCUMENT.
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                             SEPARATION AGREEMENT


          This Separation Agreement ("Agreement") is entered into by and between Richardson M. Roberts ("Employee"), and NOVA Corporation, a Georgia corporation ("NOVA"), on behalf of itself and its affiliated and related entities, directors, officers and employees, representatives, agents, attorneys, accountants, employee benefit plans, and employee welfare plans.

                             W I T N E S S E T H:

     WHEREAS, Employee is employed by NOVA pursuant to an Employment Agreement dated June 17, 1998, by and between Employee and NOVA (the "Employment Agreement"); and

     WHEREAS, Employee and NOVA have mutually agreed to the terms and conditions by which Employee's employment with NOVA will terminate and the date on which such employment shall terminate (December 31, 1998), and wish to set out those terms and conditions specifically in writing; and

     WHEREAS, Employee will continue to perform services for NOVA as a member of the NOVA Board of Directors; and

     WHEREAS, the parties intend that this Agreement shall supersede and render null and void the Employment Agreement entered into between the parties;

     NOW, THEREFORE, for the consideration outlined herein and other agreements contained herein, Employee and NOVA agree as follows:

                                      I.
                                  Definitions

     For all purposes of this Agreement, the following definitions shall be applicable:

A. The term "Agreement" shall mean this Separation Agreement between the parties hereto.

B. The phrase "Effective Date" shall mean the date on which this Agreement shall become effective, which shall be December 31, 1998.

C.  The term "Employee" shall mean Richardson M. Roberts.

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D.  The term "Employment Agreement" shall mean the Employment Agreement by and between Employee and Employer dated June 17, 1998.

E.  The term "Employer" shall mean NOVA Corporation.

F. The phrase "Employer's related employers" shall mean and include any parent, subsidiaries and related corporations or entities, predecessors, successors and assigns of Employer.

G.  The phrase "Employment Termination Date" shall mean December 31, 1998.

H. The phrase "Execution Date" shall mean the date on which this Agreement is executed (as noted in writing on the last page hereof).

I. The phrase "General Release and Covenant Not to Sue Agreement" shall mean the document, the form of which is attached hereto as Exhibit B, which must be effectively and irrevocably executed by Employee in order to receive the remuneration set forth in Article III hereof.

J. The term "Plan(s)" shall mean, when referenced as Plan(s) of a particular entity, individual or other person, all employee benefit plans (within the meaning ERISA (S)3(3)) sponsored by, contributed to, or maintained by such entity, individual or other person.

                                      II.
                     Termination of Employee's Employment

     Employee and Employer agree and acknowledge that Employee's employment with Employer will be voluntarily terminated as of the Employment Termination Date, and, accordingly, that such Employment Termination Date shall be used to determine Employee's entitlement to any benefits generally available to employees of Employer under a Plan of Employer, as well as the amount thereof, subject to Article III hereof. Employee and Employer agree this Agreement shall not interfere with Employee's performance of services for Employer as a member of Employer's Board of Directors, and Employee may continue to perform services as a member of Employer's Board of Directors during his current term on such Board and any successor term (if applicable). Employer and Employee agree that the Employment Agreement is, and becomes, null and void as of the Employment Termination Date, and is of no further force and effect, and is superseded entirely by this Agreement as of such date.



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                                     III.
               Payments to Employee and Continuation of Benefits

     Payments and Continuation of Benefits. In addition to the general compensation and benefits to which Employee would be entitled based upon his employment with Employer through the Employment Termination Date, Employee and Employer hereby agree that Employee shall receive the following remuneration only if Employee complies with his agreement in Article V below to execute a General Release and Covenant Not to Sue Agreement within one-hundred fifty (150) days following his Employment Termination Date and such agreement becomes valid, irrevocable, enforceable and binding:

          Annual Lump Sum Cash Payments. Employee shall receive three lump sum cash payments in the amounts noted below for each of the calendar years noted below:

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                 CALENDAR YEAR:                 LUMP SUM PAYMENT AMOUNT:
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                     1999                             $600,000.00
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                     2000                             $810,000.00
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                     2001                             $810,000.00
-------------------------------------------------------------------------------

     with each such payment to Employee in the form of a check drawn on an account of Employer and given by hand to Employee or sent to Employee by first class mail, postage prepaid on or prior to December 31 of the applicable calendar year.

          Vesting of Stock Options. Notwithstanding any provision in the Incentive Stock Option Agreements dated July 16, 1996 and March 4, 1998, and the Non-Qualified Option Agreements dated August 12, 1994 and December 12, 1995, by and between PMT Services, Inc. and Employee and the Stock Option Agreement dated October 30, 1998 by and between Employer and Employee (collectively, the "Option Agreements"), the stock options granted to Employee in the Option Agreements shall continue to vest according to the schedule set forth in Exhibit A attached hereto, so long as Employee remains a member of Employer's Board of Directors. If, for any reason, Employee resigns from Employer's Board of Directors, Employer shall, at its option and in its discretion, (i) cause any stock options granted to Employee which are unvested to vest immediately upon Employee's resignation from Employer's Board of Directors, or (ii) execute or cause to be executed a Consulting Agreement or Employment Agreement between Employer and Employee on terms and conditions mutually agreeable to Employer and Employee, material provisions of which shall be that any unvested options granted to Employee shall continue to vest according to the schedule attached hereto as Exhibit A and that Employee shall enter into an appropriate non-competition covenant. Any vested stock options granted to Employee under the Option Agreements shall expire on the date which is ninety (90) days after Employee's service as a member of Employer's Board of Directors (or service as a consultant or employee thereafter, as provided in the preceding sentence) terminates. The Option



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     Agreements are hereby amended to reflect the provisions of this paragraph.
     Employer shall take such action as is necessary under the terms and provisions of such options and any applicable plans under which such options were issued to ensure the vesting of such options and the continuance of such options in accordance with the preceding sentence.

          Payment of COBRA Continuation Coverage Premiums. For any period of time during which Employee and any of his dependents could elect to continue their coverage under any Plan of Employer which is a group health plan subject to the provisions of part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended and/or Section 4980B of the Internal Revenue Code of 1986, as amended, pursuant to such legal provisions, Employer shall reimburse Employee monthly for the applicable premiums for any such COBRA continuation coverage available under any such Plan of Employer for Employee and/or any of his dependents; provided, however, in no event shall Employer reimburse the applicable premiums for any such COBRA continuation coverage for a period extending beyond the second anniversary of the Employment Termination Date. This reimbursement of premiums by Employer is not intended to alter in any way the provisions of any Plan of Employer, and all time limits, effects of subsequent coverage and all other relevant provisions of any such Plan remain unchanged and shall control Employee's (and his dependents') entitlement to coverage or benefits under any such Plan.

          Gross Up Payments.  With respect to any amount of tax imposed by
     Section 4999 of the Internal Revenue Code of 1986, as amended (and any interest and penalties imposed with respect thereto), upon any amount paid to Employee pursuant to this Agreement or the General Release and Covenant Not to Sue Agreement, Employee shall additionally receive a lump sum cash payment amount (the "Gross-Up Payment") such that, after payment by Employee of (1) all federal and state income taxes (and any interest and penalties imposed with respect thereto) imposed with respect to such Gross-Up Payment and (2) all excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (and any interest and penalties imposed with respect thereto) with respect to such Gross-Up Payment (collectively, the "Excise Tax"), Employee retains an amount of such Gross-Up Payment equal to such Excise Tax upon such amount paid to Employee pursuant to this Agreement. Gross-Up Payments shall be subject to the provisions of Article VI herein.

          Split Dollar Life Insurance. Employer agrees that it will, upon the request of Employee made during the period during which any lump sum payment as described in Article III remains unpaid, negotiate in good faith with Employee to apply some or all of the proceeds of any such lump sum payment to purchase a split dollar life insurance policy insuring the life of Employee. It is anticipated that any such insurance plan would contain a deferred compensation aspect such that any premiums reimbursed or assigned to Employer with respect to any such policy will be payable to Employee. Notwithstanding the foregoing, Employer shall not be obligated to participate in any split dollar life insurance arrangement that could result in any expense or adverse tax or accounting consequence to Employer.

The parties agree that the above additional remuneration shall be subject to any applicable federal, state and/or local income tax withholding, FICA tax, or other tax requirements, and is completely



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and entirely contingent upon the execution of a valid, enforceable, binding and irrevocable General Release and Covenant Not to Sue Agreement in accordance with
Article V herein. Furthermore, notwithstanding any provision above, none of the above additional remuneration shall be paid until the date (the "GRCNSA Effective Date") on which there is a valid, enforceable, binding and irrevocable General Release and Covenant Not to Sue Agreement executed by Employee, and to the extent that any of the above additional remuneration would be payable prior to such GRCNSA Effective Date, it shall instead be paid on or before the fifth
(5th) day after the GRCNSA Effective Date.

                                      IV.
                             Restrictive Covenants

     Products, Notes, Records and Software. Employee acknowledges and agrees that all memoranda, notes, records and other documents and computer software created, developed, compiled or used by Employee or made available during the term of his service with Employer concerning or relative to Employer's business of providing credit and debit card transaction processing and settlement services (including the related products and services of automated teller machines and check guarantee services) to merchants, financial institutions, independent sales organizations and other similar customers (the "Employer Business"), including without limitation, all customer data, billing information, service data, and other technical material of Employer and Employer's related employers (collectively, the "Employer Entities") is and shall be the property of the appropriate Employer Entities. Employees agrees to deliver without demand all such materials to the appropriate Employer Entities within thirty (30) days after the termination of Employee's service with Employer as a member of its Board of Directors. Employee further agrees not to use materials for any reason after said termination.

     Nondisclosure. (a) Employee acknowledges and agrees that because of his employment and service with Employer, he has had, and will continue to have, access to proprietary information of the Employer Entities concerning or relative to Employer Business (collectively, "Confidential Information") which includes, without limitation, technical material of the Employer Entities, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, prospective customers, employees and affairs of the Employer Entities, and any information marked "Confidential" by the Employer Entities. Employee acknowledges and agrees that the Confidential Information is and shall be the property of the appropriate Employer Entities. Provided that Employer complies with its obligations set forth in Article III, Employee agrees that during the term of his employment with Employer, during his service as a member of Employer's Board of Directors and during the 2-year period immediately following the termination of such service, Employee shall not use his Confidential Information for any reason other than on behalf of the Employer Entities.

     (b) Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in subsection (a) immediately above with respect to information which:




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          (i) becomes generally available to the public other than as a result of disclosure by Employee or the breach of Employee's obligations under this Agreement;

          (ii) becomes available to Employee from a source which is unrelated to his employment or service with Employer, provided such source lawfully obtained such information and is not bound by a confidentiality agreement with any of the Employer Entities; or

          (iii) is required by law to be disclosed.

     (c) Employee acknowledges and agrees that because of his employment with Employer, he has had and will have access to "trade secrets" (as defined in the Uniform Trade Secrets Act, O.C.G.A. (S) 10-1-769, et seq. (the "Uniform Trade Secrets Act") of the Employer Entities ("Trade Secrets"). Nothing in this Agreement is intended to alter the applicable law and remedies with respect to information meeting the definition of "trade secrets" under the Uniform Trade Secrets Act, which law and remedies shall be in addition to the obligations and rights of the parties hereunder.

     Covenants Not to Solicit or Compete. Employee acknowledges and agrees that, because of his employment with Employer, he has and will continue to have access to confidential or proprietary information concerning merchants, associate banks and independent sales organizations ("ISO") of the Employer Entities and establish relationships with such merchants, associate banks and ISOs as well as with the vendors, consultants and suppliers used to service such merchants, associate banks and ISOs within the United States. In consideration for the benefits and compensation Employee is receiving hereunder, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees that during the 2-year period immediately following the Employment Termination Date, he shall not directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation or unincorporated association or entity of any kind:

     (a) (i) compete with any of the Employer Entities in providing credit card and debit card transaction processing services within the United States, or (ii) otherwise obtain any interest in (except as a stockholder holding less than five percent (5%) interest in a corporation which is traded on a national exchange or over-the-counter), lend money to, guarantee the debts or obligations of, or perform services in either a supervisory or managerial capacity or as an advisor, consultant or independent contractor for, or otherwise participate in the ownership, management or control of, any person, firm, partnership, corporation, or unincorporated association of any kind which is providing credit card and debit card transaction processing services within the United States.

     (b) solicit or contact, for the purpose of providing products or services the same as or substantially similar to those provided by any of the Employer Entities in connection with the Employer Entities' Business, any person or entity that during the term of Employee's employment with Employer was a merchant, associate bank, ISO or customer (including any actively-sought prospective merchant, associate bank, ISO or customer) of any of the Employer Entities and with



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whom Employee had material contact or about which Employee learned material information during the last twelve months of his service as a member of Employer's Board of Directors.

     (c) persuade or attempt to persuade any merchant, associate bank, ISO, customer, or supplier of any of the Employer Entities to terminate or modify such merchant's, associate bank's, ISO's, customer's, or supplier's relationship with any of the Employer Entities if Employee had material contact with or learned material information about such merchant, associate bank, ISO, customer, or supplier during the last twelve (12) months of his service as a member of Employer's Board of Directors; or

     (d) persuade or attempt to persuade any person who (i) was employed by any of the Employer Entities as of the date of the termination of Employee's employment, and (ii) is in a sales or management position with any of the Employer Entities at the time of such termination, to terminate or modify his employment relationship, whether or not pursuant to a written agreement, with any of the Employer Entities, as the case may be.

     New Developments. Any discovery, invention, process or improvement made or discovered by Employee during the term of his employment in connection with or any way affecting or relating to Employer Business (as then carried on or under active consideration) shall forthwith be disclosed to Employer and shall belong to and be the absolute property of the appropriate Employer Entity; provided, however, that this provision does not apply to an invention for which no equipment, supplies, facility, trade secret information of the Employer Entities was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to Employer Business or (ii) to the actual or demonstrably anticipated research or development of any of the Employer Entities; or (b) the invention results from any work performed by Employee for any of the Employer Entities.

     Reasonableness. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred on Employer under this Agreement, and Employee hereby acknowledges and agrees that:

     (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon Employer, are necessary to protect the goodwill and other value of Employer Business;

     (b) the restrictions placed upon Employee hereunder are narrowly drawn, are fair and reasonable in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon Employee than is reasonably necessary to secure Employer Business and goodwill of Employer;

     (c) Employer is relying upon the restrictions and covenants contained herein in continuing to make available to Employee information concerning Employer Business; and

     (d) Employee's employment hereunder places him in a position of confidence and trust with Employer and its employees, merchants, associate banks, ISOs, customers, vendors and suppliers.


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     Remedy for Breach.  Employee acknowledges and agrees that a breach of any of the covenants contained in this Article of this Agreement would cause irreparable injury to Employer and that remedies at law available to Employer for any actual or threatened breach of such covenants will be inadequate and that Employer shall be entitled to specific performance of the covenants in this Article or injunctive relief against activities in violation of this Article by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity or proving actual damages. This provision with respect to injunctive relief shall not diminish the right of Employer to claim and recover monetary damages against Employee for any breach of this Agreement, in addition to injunctive relief. Employee acknowledges and agrees that he will be responsible for all legal expenses, including attorney's fees, which Employer incurs in pursuing remedies, whether legal or equitable, for any actual or threatened breach of this Agreement. Employee acknowledges and agrees that the covenants contained in this Article shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Employee against Employer, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by Employer of said covenants.

                                      V.
              General Release by Employee and Covenant Not to Sue

     In order to receive the additional remuneration set forth in Article III of this Agreement, Employee acknowledges and understands that he must execute an irrevocable, enforceable, valid and binding General Release and Covenant Not to Sue Agreement in substantially the form as shown in the attached Exhibit B within one hundred fifty (150) days following his Employment Termination Date.

                                      VI.
                       Limitation of Release by Employee

     Notwithstanding the previous Article, it is understood and agreed that the release of benefits and claims, and covenants not to sue, under the General Release and Covenant Not to Sue Agreement will not include a release of the right to payment of cash payments or continuation of benefits to which Employee may be entitled under the terms and provisions of Article III of this Agreement, and will not include a release of the right to payment of any cash payments or benefits accrued as of the Employment Termination Date to which Employee may be entitled under the terms and provisions of any Plan of Employer and will not include a release of the right to reimbursement of any expenses of Employee incurred in the performance of his duties and services as an Employee or a director of Employer in accordance with Employer's policies and procedures generally applicable to employees and directors. Employee hereby acknowledges that he is only entitled to the additional remuneration set forth in Article III of this Agreement contingent upon his execution of a valid, irrevocable, binding and enforceable General Release and Covenant Not to Sue Agreement in accordance with Article V above, and that under such agreement, all other claims for any other benefits or compensation will be waived, except those expressly stated in the preceding sentence.



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                                     VII.
                          Gross-Up Payment Provisions

     General Payment and Determination Procedures. All determinations with respect to a Gross-Up Payment shall be made by a nationally recognized accounting firm or law firm selected by Employee and reasonably acceptable to Employer (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Employee unless it delivers to Employee a written opinion (the "Accounting Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Employee's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Employee. All fees and expenses of the Tax Firm shall be borne solely by Employer. Within 15 business days of the receipt of notice from Employee that there has been a payment under this Article III, the Tax Firm shall make all determinations required under this paragraph, shall provide to Employer and Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to Employee. Any Gross-Up Payment, as determined pursuant to this Article III, shall be paid by Employer to Employee within fifteen days of the receipt of the Tax Firm's determination. Subject to the remainder of this paragraph, any determination by the Tax Firm shall be binding upon Employer and Employee; provided, however, that Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Accounting Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth below that Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee. In determining the reasonableness of Tax Firm's determinations hereunder, and the effect thereof, Employer and Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and their respective tax counsel, if separate from the Tax Firm. Tax Firm's determinations hereunder, and the Accounting Opinion, shall not be deemed reasonable until Employee's reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

     Internal Revenue Service Assessments. Employee shall notify Employer in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after Employee actually receives notice in writing of such claim and shall apprize Employer of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Employee to notify Employer of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Employee under this paragraph except to the extent that Employer is materially prejudiced in the defense of such claim as a direct result of such failure. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Employer (or


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such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall do all of the following:

     (a) Give Employer any information reasonably requested by Employer relating to such claim;

     (b) Take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Employer and reasonably acceptable to Employee;

     (c) Cooperate with Employer in good faith in order effectively to contest such claim;

If Employer elects not to assume and control the defense of such claim, permit Employer to participate in any proceedings relating to such claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph, Employer shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     Overpayments by Employer. If, after the receipt by Employee of an amount advanced by Employer pursuant to this paragraph, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer's complying with the requirements of this paragraph) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to this paragraph, a determination is made that Employee is not



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entitled to a refund with respect to such claim and Employer does not notify
Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                     VIII.
              Knowing and Voluntary Waiver of Rights by Employee

     Employee agrees and acknowledges that he has carefully reviewed, studied and thought over the terms of this Agreement, and that all questions concerning this Agreement have been answered to his satisfaction. Employee does further acknowledge and agree that he has had the opportunity to consider and reflect upon the terms of this Agreement before signing it, that he knowingly and voluntarily entered into and signed this Agreement after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by Employer or anyone else to accept the terms of this Agreement, that the decision to accept the terms of this Agreement was entirely his own, that he was advised in writing to consult with an attorney prior to executing this Agreement and prior to the Execution Date of this Agreement, and that he had the opportunity to consult with an attorney throughout the negotiations concerning this Agreement, during which time proposals and counter proposals were or could have been presented, discussed and, in some instances, made a part of the final version of this Agreement. Employee also acknowledges that no promises or inducements to enter into and execute this Agreement have been offered or made except those which are specifically set out in this Agreement.

                                      IX.
                       Entire Agreement Between Parties

     This Agreement constitutes the entire agreement between Employee and Employer pertaining to the subjects contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral, except that the Employment Agreement shall continue in effect until the Employment Termination Date as provided in Article II. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except in writing duly executed by Employee and an authorized representative of Employer acting on behalf of Employer.

                                      X.
                           Miscellaneous Provisions

     This Agreement shall be binding upon both Employee and Employee's related entities and individuals, and upon Employer and Employer's related employers. All signatories to this Agreement hereby warrant, covenant, and represent that prior to the Effective Date, they have not conveyed, transferred, pledged, hypothecated, or in any manner whatsoever assigned or encumbered any of the rights, demands, claims, suits, actions, or causes of action released herein, and all signatories to this Agreement also hereby warrant, covenant and represent that, prior to the Effective Date, they have not filed a lawsuit or asked the assistance of any governmental agency to



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enforce rights or to seek remedies for any claim which is waived pursuant to the terms and provisions of this Agreement. Each party hereto agrees, understands, and acknowledges that each party is responsible for their own attorneys' fees, costs and all other expenses arising from, or in any way related to claims released herein. In any subsequent litigation or other proceeding to enforce the terms of this Agreement, whether initiated by Employee or Employer, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, expert witness fees and costs, and court costs, from the other party. The undersigned parties, acting through their duly authorized officers or individually, as the case may be, do hereby warrant that the signatories hereto have express authority and have the legal capacity to enter into this Agreement. This Agreement is to be construed in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of December 31, 1998.


EMPLOYEE:                                       EMPLOYER:

                                                NOVA CORPORATION
    /s/ Richardson M. Roberts
-------------------------------------            /s/ Edward Grzedzinski
        Richardson M. Roberts                    ------------------------------
                                                 By:
                                                 Chairman and Chief Executive
                                                 Officer
                                                 ------------------------------
                                                 Title:

                                   EXHIBIT A

                        STOCK OPTIONS HELD BY EMPLOYEE



                           See Attached Description